Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-126424 of American Ecology Corporation on Form S-3 and in Registration Statements No. 333-68868, No. 333-93105 and No. 333-140419 on Forms S-8 of our reports dated March 9, 2007, relating to the financial statements, management’s assessment on the effectiveness of internal control over financial reporting, and the effectiveness of internal controls over financial reporting, appearing in this Annual Report on Form 10-K of American Ecology Corporation for the year ended December 31, 2006.
/S/ Moss Adams LLP
Los Angeles, California
March 9, 2007